Exhibit 99

MDU Resources Closes on Powder River Basin Acquisition,
Announces March 18 Analyst Seminar Webcast

BISMARCK, N.D. - March 13, 2014 - MDU Resources Group, Inc. (NYSE:MDU) announced today its indirect wholly owned subsidiary, Fidelity Exploration & Production Company, closed on the purchase of oil and natural gas production assets in Converse County, Wyo., in the southern Powder River Basin, with an effective date of Oct. 1, 2013. The purchase price was approximately $183 million plus accounting and purchase price adjustments customary with acquisitions of this type and is expected to be accretive to 2014 earnings per share.

“We identified the area last year for establishment of our third oil play and our team successfully sought out acreage in this top-tier basin,” said David L. Goodin, president and CEO of MDU Resources. “The upside potential of its multiple prospective zones is appealing to us and we anticipate it will result in a long-lived production asset.”

The acquisition consists primarily of non-operated undeveloped mineral leasehold positions of approximately 42,100 gross acres and 24,500 net acres. In January, the properties had existing net production of more than 1,100 barrels of oil equivalent per day, 80 percent of which is oil. Plans for 2014 include a two-rig seasonal drilling program targeting the heart of the prolific Frontier play.

With the acquisition, the company’s consolidated capital expenditures forecast for 2014 is $1.189 billion, an increase from the estimate of $959 million included in the company’s press release dated Feb. 3. Forecasted equity requirements for the year are now $250 million to $300 million. Equity issuance levels are dependent, in part, on cash generated from sales of non-strategic assets. The equity will be used to fund accretive projects that provide long-term growth potential. These investments include rate base growth opportunities at the company’s utility segment, a diesel refinery project at the pipeline segment and the addition of a second rig in the Paradox Basin coupled with acquisition capital requirements at the exploration and production segment.

The company will host a webcast of its Analyst Seminar on Tuesday, March 18. MDU Resources’ President and CEO Goodin and Vice President and Chief Financial Officer Doran N. Schwartz will be joined by the operating companies’ senior management to provide an update on operational strategy and financials. The webcast will begin at 11:45 a.m. EDT and conclude at approximately 3 p.m. EDT with access available at www.mdu.com.

Forward-Looking Statements

The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this release, including statements by the president and chief executive officer of MDU Resources and those with respect to the anticipated effect of the transaction upon earnings per share, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the ability to effectively integrate the acquired properties; fluctuations in crude oil and natural gas prices; fluctuations in commodity price basis differentials; drilling successes in oil and natural gas operations; the timely receipt of necessary permits and approvals; the ability to contract for or to secure necessary drilling rig contracts and to retain employees to drill for and develop reserves; other risks incidental to the operation of oil and natural gas wells; and the effects on operations of extensive environmental laws and regulations. For a discussion of other important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A - Risk Factors in MDU Resources’ most recent Form 10-K.

About MDU Resources

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated utilities and pipelines, exploration and production, and construction materials and services. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts

Financial:
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700
Tim Rasmussen, operating company public relations manager, (701) 530-1069